CONFIDENTIAL


                                  EXHIBIT 10.14

                   CHAMP CAR:  CHAMP CAR WORLD SERIES
                     ADDRESS:  5350 West Lakeview Parkway South Drive
                CONTACT NAME:  Tom Moser
                       PHONE:  317-715-4100
                         FAX:  317-715-4110
                       EMAIL:  tmoser@cart.com
                   TERRITORY:  United States


                                RESALE AGREEMENT


This Resale Agreement ("Agreement") is made and entered into as of the date of the first signature affixed hereto (the "Effective Date") by and between Limelight Media Group, Inc., a Nevada corporation, with offices at 8000 Centerview Parkway, Suite 115, Cordova, Tennessee 38018 ("Limelight Media Group"), and the entity identified in the table above ("Champ Car").

RECITALS

WHEREAS, Limelight Media Group, Inc. develops, installs, produces and maintains captive audience networks including the integration of necessary technical components involving the manufacture, production, and/or supply of display screens, location servers, LAN equipment whether wireless or terrestrial, computer monitors, related peripherals and other ancillary products hereinafter "Peripherals"); and

WHEREAS, Limelight Media Group, Inc. is specifically installing a series of Themed Soft Zones with Embedded Captive Audience Network Components including Wi-Fi and Interactive Components in malls across North America; and

WHEREAS, Champ Car grants to Limelight Media Group a License (Addendum H) to use the images, logo and name of Champ Car and its sponsors only in the development and promotion of the Champ Car Themed Soft Zones; and

WHEREAS, the Champ Car Themed Soft Zones provide media space which may be sold to third parties; and


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WHEREAS, Champ Car desires to sell Title Sponsorship, on behalf of Limelight
Media Group, that is displayed on the Champ Car Themed Soft Zones to third parties and end users under the terms and conditions set forth in this Agreement.


AGREEMENT

In consideration of the foregoing and the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1.    Rights and Obligations of Champ Car

      1.1 Limelight Media Group hereby authorizes Champ Car to market and promote sales of those certain Limelight Media Group Captive Audience Network Products and Services in the territory (the "Territory") set forth in the table beginning this agreement. Champ Car may sell anywhere within the Territory, and is granted the exclusive right to sell Title Sponsor Positions ("Products") on Champ Car Themed Soft Zones as laid out in Addendum A. Should Champ Car be unable to sell all Title Sponsor Positions for any Champ Car Themed Soft Zone, Limelight Media Group shall be entitled to sell such Products to a sponsor of their choosing, with Champ Car's approval, which will not be unreasonably withheld. Limelight Media shall be provided a 60 day advance notice of any Positions not sold at any location on any given month.

      1.2 Champ Car hereby accepts this appointment by Limelight Media Group as exclusive Reseller of the Products in the Territory under the terms of this Agreement and agrees to abide by the provisions of the Agreement and to all sales, service, advertising and promotional policies of Limelight Media Group. Champ Car acknowledges, understands and agrees that Limelight Media Group reserves the right to require Champ Car to strictly comply with the terms of this Agreement and this provision in particular and that in order to ensure strict compliance, Limelight Media Group may elect from any of all of the following remedies: (a) suspension of Product availability by Champ Car or (b) termination of this Agreement.

      1.3 Limelight Media Group agrees that all media displayed within the Champ Car Themed Soft Zones must be approved by Champ Car, and Champ Car will not unreasonably withhold such approval.

      1.4 Limelight Media Group grants Champ Car, at Champ Car's expense, the right to examine or have its auditors examine the work papers, schedule, and other documents prepared by Limelight Media Group in connection with this Agreement on an annual basis. If Champ Car objects to the accounting, the parties shall consult with each other with respect to the accounting. If the parties are unable to reach an agreement within thirty (30) days of the objection, any unresolved items are to be promptly referred to an independent accounting firm designated by the parties. The resolution of the dispute by the independent accounting firm shall be final and binding on the parties. The fees and expenses of the independent accounting firm shall be borne by Champ Car unless the audit reveals an underpayment by ten (10%) percent or more, in which case Limelight Media Group shall bear the burden of all independent accounting fees and expenses.

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      1.5   Champ Car reserves the right, on behalf of its promoters, to display and distribute promotional materials at Champ Car Themed Soft Zones for events to be held within the relevant market. Such reservation shall also include at least (2), thirty (30) second spots of media space per Champ Car Themed Soft Zone per hour.

2.    Rights and Obligations of Limelight Media Group

      2.1 Limelight Media Group agrees to bear all of the costs associated with the construction, development and upkeep of all Champ Car Themed Soft Zones and related Peripherals. This is to include, but is not limited to, changes or additions made to Champ Car Themed Soft Zones due to the modification, addition or removal of Title Sponsors.

      2.2 Limelight Media Group agrees to display all Champ Car races live on Champ Car Themed Soft Zones so long as it is within Limelight Media Group's technical capacity and a suitable feed is provided by Champ Car.

      2.3 Limelight Media Group agrees to provide Champ Car on an annual basis with any consumer data, including traffic counts, which is generated from Champ Car Themed Soft Zones.

      2.4 Limelight Media Group warrants and ensures that no agreement between Limelight Media Group, or any parent or subsidiary, and any competing motorsport entity will be entered into during the term of this agreement or within one (1) year of the termination of this agreement. This paragraph shall survive termination of this agreement.

      2.5 Limelight Media Group agrees to maintain the Champ Car Themed Soft Zones in a manner which shall meet or exceed any standards of presentation and organization set forth by Champ Car from time to time. Under no circumstances shall a Champ Car Themed Soft Zone be placed in a smoking area. In the event Limelight Media Group fails to comply with such reasonable upkeep and maintenance of its facilities which are the subject of this agreement, Champ Car may give twenty (20) days written notice of its intent to terminate this agreement, and Limelight Media Group shall have such period to cure any default or this agreement shall be terminated.

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      2.6   Limelight Media Group warrants and ensures that no agreement between
            Limelight Media Group, or any parent or subsidiary, and any competing motorsport entity will be entered into during the term of this agreement or within one (1) year of the termination of this agreement. This paragraph shall survive termination of this agreement.

      2.7 Upon the termination of this agreement for any reason, Limelight Media Group shall cease and desist any and all use of the names, logos or trademarks of Champ Car or any colorable imitation, variation or adaptation thereof.

      2.8 Limelight Media Group agrees to maintain the Champ Car Themed Soft Zones in a manner which shall meet or exceed any standards of presentation and organization set forth by Champ Car from time to time. Under no circumstances shall a Champ Car Themed Soft Zone be placed in a smoking area. In the event Limelight Media Group fails to comply with such reasonable upkeep and maintenance of its facilities which are the subject of this agreement, Champ Car may give twenty (20) days written notice of its intent to terminate this agreement, and Limelight Media Group shall have such period to cure any default or this agreement shall be terminated.

      2.9 Upon the termination of this agreement for any reason, Limelight Media Group shall cease and desist any and all use of the names, logos or trademarks of Champ Car or any colorable imitation, variation or adaptation thereof.

3.    Term of Agreement

      The term of this Agreement shall commence on the Effective Date and shall continue for a period of thirty-six (36) months (the "Initial Term"). This agreement will automatically renew for additional one year terms if written notice is not provided by either party to the other party 30 days prior to the expiration of this agreement.

4.    Products: Subject to Modification

      Limelight Media Group reserves the right to modify, add or delete products from the list of Products (Addendum "A") at any time upon written notice to Champ Car, so long as said modifications, additions, or deletions do not materially alter the reasonable expectations of Champ Car. Champ Car will have no claim against Limelight Media Group for failure to furnish Products of the models, designs or types previously supplied.


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5.    Prices

      5.1   Prices may be revised at any time upon written notice to Champ Car.

      5.2 In the event of a price increase, the higher price will apply when Champ Car is given written notice of the price increase, with the exception of existing executed contracts and orders. .

      5.3 In the event of a price reduction, Champ Car and/ or its clients will be given written notice of the price reduction and shall be credited for the difference between the prices paid by Champ Car and/or its clients for services or products not being fulfilled in the affected fiscal quarter. Champ Car will generate a report on the effective date of the price reduction indicating the Products in Champ Car's inventory that are affected by the price reduction. Limelight Media Group reserves the right to deny granting price protection credit if Champ Car does not submit this report to Limelight Media Group within thirty (30) days after the effective date of the price decrease. Orders that are not identified in the report will not be credited at the new price.

6.    Orders

      6.1 Title Sponsor Positions obtained by Champ Car may be placed by facsimile or mail, and must be on an approved booking contract (Addendum F) which contains the following information:

            6.1.1 Identification of the Products by the quantity, and description;

            6.1.2    The Product prices; and

            6.1.3 Placement instructions including the location, timing, other unique conditions are required. Only the terms and conditions of this Agreement will apply, regardless of the terms and conditions contained in any order.

      6.2 No order will be effective unless and until it is accepted by Limelight Media Group. Acceptance of the order will be confirmed in writing to both Champ Car and Title Sponsor Position purchasers. Limelight Media Group may refuse to accept any order, cancel any accepted order, or delay placement of any Product if Champ Car fails to meet any credit, financial or other obligations under the Agreement. Refusal to accept any order, cancellation of an order, or delay of placement of a Product shall not be construed as a termination or breach of this Agreement by Limelight Media Group and shall in no event cause any liability to Limelight Media Group with the exception of placement of Title Sponsors media in the Champ Car Themed Soft Zones under Champ Car license.

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      6.3   Champ Car may change or cancel an order provided Champ Car gives
            Limelight Media Group written notice at least five (5) business days prior to the next schedule placement date under such order.

      6.4 If Agreements with five (5) Title Sponsors have not been entered into within 60 days after deployment at a specific mall location, the Champ Car Themed Soft Zone may be removed and any consideration given, less reasonable expenses, shall be returned to the existing Title Sponsors.

7.    Placement of Products

      7.1 Placement of products shall occur at Limelight Media Group's central offices after the submission of stock material in the quality and format required by Limelight Media Group according to the Product List specifications.

      7.2 If any conditions arise which prevent compliance with placement schedules, Limelight Media Group will be liable for any delay in delivery only to the extent of like kind exchange or refund of payments at Limelight Media Group's sole discretion. Limelight Media Group will use all reasonable efforts to notify Champ Car of any anticipated delay in placement. Limelight Media Group shall in no event be liable for any damages, whether direct, collateral, incidental, or consequential, of any kind, suffered by Champ Car as a result of Limelight Media Group's failure to place on a timely basis.

8.    Product Discontinuance

      Within thirty (30) days prior to the date of Product discontinuance, Limelight Media Group shall notify Champ Car in writing and will refund for credit at the originally sold price, any unused Product placements that will not be placed due to the discontinuance of the Product.

9.    Payment Terms

      The parties which purchase the Products from Champ Car, as reseller for Limelight Media Group, shall pay as stated on invoices. The Party executing the Placement Order shall be the responsible party to the terms of the Placement Order. Under no circumstances shall Champ Car be liable for any payment to Limelight Media Group with the exception of any funds received by Champ Car from the Sponsors for the purchase of Products.

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10.   Warranty

      10.1 Limelight Media Group provides an End-user warranty (Addendum "B") for the Products.

      10.2 Champ Car acknowledges and agrees that no agent or representative of Limelight Media Group has made any warranty, promise or guarantee regarding the Product nor its suitability for any particular use except as expressly set forth in this Section. Limelight Media Group's warranty shall not be enlarged, diminished, or affected by, and no obligation or liability shall arise or grow out of, Limelight Media Group's rendering of technical advice or service in connection with any of the Product(s) furnished hereunder.

      10.3 Limelight Media Group makes no representation or warranty whatsoever to Champ Car with respect to the performance, appropriate use, safety or other characteristics of the Products except expressly provided herein.

11.   Limitation of Liability

      THE FOREGOING EXPRESS WRITTEN WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER WARRANTIES OR REMEDIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LIMELIGHT MEDIA GROUP SHALL IN NO EVENT BE LIABLE TO CHAMP CAR OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF BUSINESS INVESTMENT, LOSS OF GOOD WILL, AND/OR INTERFERENCE WITH BUSINESS RELATIONSHIPS, EVEN OF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIMELIGHT MEDIA GROUP SHALL NOT BE LIABLE BECAUSE THE PRODUCTS OR ANY DEFECT THEREIN CAUSED ANY DAMAGE TO OR FAILURE OF OTHER EQUIPMENT TO WHICH THE PRODUCTS ARE CONNECTED. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE EXTENT THAT IT IS ILLEGAL OR UNENFORCABLE UNDER APPLICABLE LAW.

12.   Indemnification

      Each party agrees to indemnify and hold the other harmless from any damages, judgments or settlements (including cost and reasonable attorneys' fees) caused in whole or in part by the party's own negligence, omissions or other acts.

13.   Termination

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      13.1  Either party may terminate this Agreement only with cause upon ninety (90) days prior written notice to the non-terminating party. Limelight Media Group or Champ Car may immediately terminate this Agreement without liability in the event that either party is in default of any obligation, duty or responsibility under this Agreement, or in the event of any of the following:

            13.1.1 A receiver is appointed for Limelight Media Group, Champ Car or their property;

            13.1.2 Limelight Media Group or Champ Car becomes insolvent or unable to pay its debts or makes an assignment for the benefit of its creditors;

            13.1.3 Any proceedings are commenced by or for and/or against Limelight Media Group or Champ Car under any bankruptcy, insolvency or debtors relief law; or

            13.1.4 Limelight Media Group or Champ Car is liquidated or dissolved.

      13.2 Limelight Media Group and Champ Car agree to notify each other within twenty-four (24) hours of any change in ownership and nature of the change, including the name of the new owner. If there is any such change in ownership, that materially alters this agreement, Limelight Media Group or Champ Car may terminate this Agreement.

      13.3 Champ Car and Limelight Media Group acknowledge that, upon termination of this Agreement, neither party will have any continuing rights in or to the relationship between Limelight Media Group and Champ Car which is the subject of this Agreement, nor will they have any right to any compensation of any kind from the other party arising out of or by reason of any such termination (whether or not such termination be effected for cause and regardless of which party initiates the termination).

14.   Assignment

      Neither Limelight Media Group or Champ Car may assign any rights under this Agreement without prior written consent of the other party. Such consent shall not be unreasonably withheld.

15.   Relationship of the Parties

      The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture or principal and agent or of any association or relationship between the parties other than that of buyer and seller. Champ Car acknowledges that it does not have, and Champ Car shall not make any representation to any third party either directly or indirectly indicating that Champ Car has, in any way, authority to act for or on behalf of Limelight Media Group or to obligate Limelight Media Group in any way whatsoever, other than as stated herein.

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16.   Non-Waiver

      Failure on the part of either party to complain of any action or non-action, breach or default on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. Further, it is agreed that a waiver at any time of any provision hereof shall not be construed as a wavier at a subsequent time of the same or any other provision.

17.   Notices

      Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given on the date the notice is faxed, upon personal delivery, or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, duly addressed to Limelight Media Group at the address indicated below and to Champ Car at the address identified in the table at the top of the first page of this Agreement, or at such other address as such party may designate by ten (10) days advance written notice to the other party. Written notices delivered by any other method shall be deemed effectively given on the date of actual receipt by the other party.

      Company:          Limelight Media Group, Inc.
      Address:          8000 Centerview Parkway, Suite 115
                        Cordova, TN 38018
      Telephone:        (901) 757-0195
      Fax:              (901) 757-1497
      Contact:          General Counsel

18.   Compliance with Laws

      Limelight Media Group and Champ Car shall comply with applicable laws, rules, regulations, and executive orders of all governmental authorities as they are presently in effect and as they may be revised and/or supplemented from time to time. Champ Car will be responsible for obtaining all permits, licenses, or certificates required by any regulatory body for resale of the Products.

19.   Applicable Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, exclusive of choice of law rules. Both parties agree to submit exclusively to the personal jurisdiction of the applicable Federal or State court in Shelby County, Tennessee.

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20.   Severability

      Any provisions in this Agreement which are found to be prohibited by law or otherwise held invalid shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

21.   Attorney Fees

      In the event of any litigation between the partied hereto arising out of obligations of the parties under this Agreement, or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's cost and expenses in such litigation, including, without limitation, court costs, reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not to be merged into any such judgment.

22.   Counterparts / Duplicate Originals

      This Agreement may be executed in any number of counterparts or duplicate originals, all of which shall be considered one and the same agreement.

23.   Force Majeure

      If the performance by either party of their respective obligations or undertaking of this Agreement is interrupted or delayed by any occurrence not occasioned by the conduct of either party to this Agreement, whether that occurrence is caused by war, riot, insurrection, national emergency, strike, embargo, storm, earthquake, or other natural forces, or by the acts of anyone not a party to this Agreement, or by the inability to secure materials or transportation, then the party so affected shall be excused from any further performance for whatever period of time after the occurrence as may reasonably be necessary to remedy the effects of that occurrence.

24.   Entire Agreement

      This Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof, and fully supersedes any and all prior or contemporaneous written or oral communications or agreements between the parties hereto respecting the subject matter hereof. In addition, no amendment or modification to this Agreement shall be valid unless set forth in writing and signed by each of the parties.

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25.   Insurance

      Licensee shall acquire and maintain at its sole cost and expense throughout the term of this Agreement, insurance from a nationally recognized insurance company. The insurance coverage shall provide protection of not less than two million dollars ($2,000,000.00) combined single limit for Licensor and the Rights Holder and their respective divisions and subsidiaries, their respective officers, agents, and employees as additional insureds against any and all claims, demands, causes of action or damages, including reasonable attorney's fees, arising out of any use of the Licensed Products, any defects in the Licensed Products, or any damage caused there from. Such insurance policy shall provide that it may not be cancelled or amended in any manner which restricts the existing coverage without at least thirty (30) days prior written notice to Licensor. Within thirty (30) days after the date of this Agreement and, thereafter, at least thirty
      (30) days prior to the expiration of coverage as evidenced by the Certificate of Insurance, Licensee shall furnish Licensor a Certificate of Insurance evidencing the foregoing coverage and including a specimen copy of the additional insured endorsement.

26.   Confidentiality

      At all times, the terms and conditions of this Agreement are confidential to Champ Car, Limelight Media Group, their parent companies and their respective subsidiaries, and shall not be disclosed to any other entity or individual without the other party's prior written consent. Notwithstanding the foregoing, disclosure may be made if necessary to enforce a party's rights under this Agreement, or if required by any securities or other law or regulations or by a governmental agency, in which case any and all documents, information, or materials disclosed shall be marked "confidential" and such party shall seek confidential treatment of such information.

27.   Incorporation of Addendum G

      Limelight Media Group agrees to follow through with all obligations to Mi-Jack Conquest Racing as outlined in Limelight Media Group's Sponsorship Agreement with Mi-Jack Conquest Racing dated ______ (Addendum G). A material breach, which shall include but is not limited to, failure to pay or late payment, of Addendum G by Limelight Media Group constitutes a material breach of this agreement and is grounds for Champ Car to terminate this agreement upon notice at its sole discretion. Limelight Media Group agrees that the limited incorporation of Limelight Media Group's agreement with Mi-Jack Conquest Racing into this agreement shall not create any additional obligations or liabilities for Champ Car.

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28.   Addenda

         The attached Addenda are contained within this agreement:

         A.  Product List including Pricing and Specifications
         B.  Warranty
         C.  Themed Soft Zone Distribution and Area Demographics
         D.  Technology Protection
         E.  Engineering Protection
         F.  Booking Form
         G.  Agreement between Limelight Media Group and Mi-Jack Conquest Racing
         H.  License Grant
         I.  Champ Car Marks

                  IN WITNESS WHEREOF, an authorized representative of each party hereto has executed this Agreement as of the date first above written.

                  LIMELIGHT MEDIA GROUP, INC.

                  --------------------------------------------------------------
                  Signature


                  --------------------------------------------------------------
                  Printed Name


                  --------------------------------------------------------------
                  Title


                  --------------------------------------------------------------
                  Date


                  CHAMP CAR


                  --------------------------------------------------------------
                  Signature


                  --------------------------------------------------------------
                  Printed Name


                  --------------------------------------------------------------
                  Title


                  --------------------------------------------------------------
                  Date


                                    Page 12
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                                   ADDENDUM A
                                  PRODUCT LIST

This Addendum A is incorporated in the Resale Agreement between Limelight Media Group, Inc and Champ Car World Series dated May 24, 2004. This Product List is not to be considered complete and may be changed from time to time with appropriate notice as defined in the Reseller Agreement.

PRODUCT:

      1.    TITLE SPONSOR POSITION ON CHAMP CAR THEMED SOFT ZONE FOR FY04

            a. Champ Car will make its best effort to provide, but will be under no obligation to provide, 5 Title Sponsors per Champ Car Themed Soft Zone at the rate of $10,000 per month, per sponsor. Champ Car warrants that such best efforts shall include at least the encouragement of Champ Car and the formal presentation of a Booking Form to corporate partners.

            b. Each Title Sponsor shall receive:

               i. Placard or other advertising Placement requisite a Title Sponsor on the Champ Car Themed Soft Zone

               ii. 60 seconds of programming for Sponsor or Champ Car per 30 minutes of air time on network at the Themed Soft Zone

               iii. Promotional link and programming on Interactive Program at no additional charge

               iv. 30 second of Logo overlay on Secondary Programming showing logo and "This moment brought to you by..."

            c. Title Sponsors will pay 3 months in advance no later than 10 days prior to the beginning of a fiscal quarter. Any partial quarter shall be paid no later than 10 days in advance of the first of the month that the Champ Car Themed Soft Zone becomes active. For example, the Denver location shall become active on August 1, 2004. Sponsors shall pay for the balance of the third quarter being August and September no later than July 20, 2004.

            d. Champ Car may surcharge Title Sponsors

            e. Video Media is to be provided to Limelight Media Group no later than 3 days prior to showing and may be changed at any time with new media being provided a minimum of 3 days in advance. Video is to be provided in original format on Beta SP Tape preferably in 16:9 format. High Definition Video is acceptable.

            f. Programming will be aired on the network a minimum of 12 hours per day, 7 days per week or all hours the mall is open to the public for a minimum of 720 times per month (based on 30 day month).

            g. Promotional Link on Interactive system will be designed by
               Limelight Media according to standards of Sponsor. Sponsor will provide necessary licenses and material for link to be designed 30 days in advance of release. Sponsor must approve Link design in writing prior to release.

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      2.    ADVERTISING SPONSOR POSITIONS ON CHAMP CAR THEMES SOFT ZONE FOR FY04

            a. Champ Car will provide warm introduction to corporate sponsors for Limelight Media Group to market sixteen 30 second advertising spots on the programming to be aired on the Champ Car Themed Soft Zone.
            b. All such sponsors are subject to the approval of Champ Car. Such approval will not be unduly withheld.
            c. Champ Car shall be under no obligation to sell or market advertising spots on Champ Car Themed Soft Zones.
            d. The target price for marketing the advertising spots shall be no less than $6000 per month per mall.
            e. Advertisers shall have their 30 second spot aired once every 30 minutes the program at the Champ Car Themed Soft Zone is operating for a minimum of 720 times per month.
            f. Advertisers may elect to split their advertisement into two 15 second ad spots for the same price of a single 30 second ad spot.
            g. The Advertisement Content must be presented to Limelight Media at
               Advertisers expense no later than 30 days prior to release.
            h. Advertisers may purchase spots for less than three months but will be subject to a 25% premium. Advertisers desiring only
               November and December will be subject to a 40% surcharge. Advertisers may change their marketing message at any time during the month on a three day notice and submission of the new message to Limelight Media Group at their own expense.
            i. Advertising content must be presented to Limelight Media Group in original format on Beta SP tape preferably in 16:9 format. High Definition is acceptable.
            j. Payment must be received for advertisement 15 days in advance of release.
            k. Advertisers purchasing for more than 3 months will be billed quarterly for the media space and payment must be received in advance of release.
            l. Advertisers may purchase a Promotional Link on the Interactive
               Screen. Advertisers will need to provide all source material for the development of the Promotional link and pay $1200 for the development of the link plus $.25 per click thru on the link. Click thru fees will be billed monthly with terms of 10 days net. Click thru fees not paid by the next billing cycle will cause the Promotional Link to be removed from the Interactive Screen.

3.    ADVERTISING LINK POSITIONS ON FRONT PAGE OF WI-FI INTRODUCTION PAGE.

      TBD - Each Champ Car Themed Soft Zone may be Wi-Fi enabled. A patron signing on the network thru the Wi-Fi will be presented an introductory page. Advertising spots will be displayed on the page in the lower and left margin. Advertisers will be charged for link setup and click thru fees on a yet to be determined basis. Champ Car will not be obligated to sell or market Advertising Link Positions, but will be advised of the terms of this program as it is developed.

         All Content Providers shall be furnished an electronically produced print-out within 10 days of the conclusion of each monthly cycle detailing the locations and number of times the content has been displayed. This will be the audit documentation required for proof of delivery of placement orders.

                                   ADDENDUM B
                                    WARRANTY

         This Addendum B is incorporated in the Resale Agreement between Limelight Media Group, Inc and Champ Car World Series dated May 24, 2004.

         Limelight Media Group warrants to the Sponsors of Champ Car Themed Soft Zone, advertisers and content providers that the content will be aired at the time and location as designated on placement orders. Limelight Media Group reserves the right to withhold the release of the content if there is any outstanding invoice due to Limelight Media Group by the Sponsor or Advertiser.

         If a technical problem occurs that prevents the airing of the Sponsor, Advertising or Program Content, Limelight Media Group warrants that the technical problem will be corrected within 24 hours of awareness of the problem. Limelight Media Group will maintain a technical help desk that will continually monitor the technical functioning capacities of the Champ Car Themed Soft Zone.

         If a problem cannot be corrected within 24 hours, Limelight Media Group will issue a refund of received payments or credit against outstanding invoices a prorated amount as calculated as 1/30 of the invoice amount of the placement order for each 24 hours the system is non-functional or portion thereof as of the moment the automatic alert notice is made on the system servers that a system is non-functioning.

         THE FOREGOING EXPRESS WRITTEN WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER WARRANTIES OR REMEDIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LIMELIGHT MEDIA GROUP SHALL IN NO EVENT BE LIABLE TO CHAMP CAR OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF BUSINESS INVESTMENT, LOSS OF GOOD WILL, AND/OR INTERFERENCE WITH BUSINESS RELATIONSHIPS, EVEN OF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIMELIGHT MEDIA GROUP SHALL NOT BE LIABLE BECAUSE THE PRODUCTS OR ANY DEFECT THEREIN CAUSED ANY DAMAGE TO OR FAILURE OF OTHER EQUIPMENT TO WHICH THE PRODUCTS ARE CONNECTED. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE EXTENT THAT IT IS ILLEAGAL OR UNENFORCABLE UNDER APPLICABLE LAW.

                                   ADDENDUM C
                       DISTRIBUTION AND DEMOGRAPHIC SHEETS

         This Addendum C is incorporated in the Resale Agreement between Limelight Media Group, Inc and Champ Car World Series dated May 24, 2004.

         The following list of locations have been determined to match the events and marketing areas desired by Champ Car for the location of Champ Car Themed Soft Zones.

         SCHEDULED INSTALLATION PRIOR TO AUGUST 1, 2004.
                1.  Denver, CO - Flat Iron Mall

         SCHEDULED INSTALLATION PRIOR TO OCT 15, 2004 AFTER SUCCESSFUL INSTALLATION OF DENVER CHAMP CAR THEMED SOFT ZONE AND ON WRITTEN APPROVAL BY CHAMP CAR. CHAMP CAR MUST NOTIFY LIMELIGHT MEDIA GROUP NO LATER THAN AUGUST 15, 2004 TO MEET THE OCT 15, 2004 DEADLINE. SHOULD CHAMP CAR FAIL TO GIVE WRITTEN NOTICE BY AUGUST 15, 2004 THIS AGREEMENT SHALL BE TERMINATED WITHOUT FURTHER OBLIGATION OF EITHER PARTY.
                1.       Portland, OR -
                2.       Milwaukee, WI -
                3.       New Orleans, LA -
                4.       Las Vegas, NV -
                5.       Miami, FL -
                6.       Phoenix, AZ -
                7.       Dallas, TX -
                8.       San Jose, CA -
                9.       Minneapolis, MN -
                10.      Chicago, IL -

         These locations are subject to change by written agreement between Champ Car and Limelight on no less than a 45 day notice.

         SCHEDULED INSTALLATION BEGINNING JAN 1, 2005 AND FINISHED PRIOR TO MARCH 15, 2005.

                1. Twenty-Five additional locations to be determined between
                   Champ Car and Limelight Media Group.

         FURTHER INSTALLATIONS ON AGREEMENT BETWEEN CHAMP CAR AND LIMELIGHT MEDIA GROUP.

         Limelight Media Group will conduct a site survey prior to each installation to determine the best location and size of display to accomplish the desired results of Champ Car and Limelight Media Group. Champ Car will receive a detailed mall layout of each site survey.

                                   ADDENDUM D
                              TECHNOLOGY PROTECTION

         This Addendum D is incorporated in the Resale Agreement between Limelight Media Group, Inc and Champ Car World Series dated May 24, 2004.

         Limelight Media Group grants to Champ Car the right to provide any of the furnishings, architectural elements or technical equipment for the Champ Car Themed Soft Zone according to the specifications outlined in the final engineering documents of the Zone. If Champ Car has provided the furnishings, architectural elements or technical equipment as "soft money" transfer, then Limelight Media Group will pay directly to Champ Car the value of the furnishings, architectural element or technical the actual cost or budgeted cost of the items according the final engineering documents whichever is less.

         Champ Car shall notify Limelight Media Group no later than 45 days prior to scheduled installation of any architectural elements being provided. Champ Car shall notify Limelight Media Group no later than 20 days prior to installation of any technical equipment being provided. If notice is not received by the scheduled deadline, then Limelight Media Group will supply necessary components for the Champ Car Themed Soft Zone from suppliers of its choosing.

                                   ADDENDUM E
                             ENGINEERING PROTECTION

         This Addendum E is incorporated in the Resale Agreement between Limelight Media Group, Inc and Champ Car World Series dated May 24, 2004.

         Limelight Media Group grants the right to Champ Car to provide design and engineering consultation by a service provider of Champ Car's choosing. The Service Provider shall not have fees disproportionate to the fees charged by the Service Provider chosen by Limelight Media Group.

         If Champ Car negotiates a "soft money" agreement with a Service Provider, then, Limelight Media Group shall pay for services rendered directly to Champ Car at the invoiced amount not to exceed the budgeted amount as provided by the Service Provider of Limelight Media Groups Seattle, WA

                                   ADDENDUM H
                                  LICENSE GRANT

1.   DEFINITIONS.

     As used herein, the terms set forth below shall be defined as follows:

     1.1 Proprietary Subject Matter - shall mean: Champ Car Marks, Team Marks, and Driver's Likeness, as such terms are hereinafter defined.

     1.2 Champ Car Marks - shall mean the name, logo, symbol, emblem, artwork, and/or trademark, as specifically listed in Addendum I to the Resale Agreement between Champ Car and Limelight Media Group, and which may be amended by Champ Car from time to time.

     1.3 Team Marks - shall include trademarks, trade names, trade dress or likeness of a team car, copyrights, logos, images owned by a team, or any other property that has acquired a secondary meaning as uniquely associated with a team.

     1.4 Driver Likeness - shall include voice, autograph, helmet, design and graphics, individualized identifying marks or graphics associated with the driver, nickname, biography or any other personal characteristics associated with said Driver.

     1.5 Licensed Products - shall mean the Champ Car Themed Soft Zones which use the Proprietary Subject Matter and any material used to support the Themed Soft Zones.

     1.6 Rights Holder - shall mean individually and collectively, the owners of the Champ Car Marks, Team Likeness, and Driver's Likeness, Champ Car, and Champ Car World Series, LLC ("CCWS").

     1.9 Channels of Distribution - shall mean distribution through employees of Limelight Media Group within the Territory in which Limelight Media Group may offer Licensed Products for sale or rental.

     1.10 Graphic Standards Manual - shall mean the graphics standards manual and design, character, style, labeling and packaging guidelines promulgated by Champ Car, and which may be amended from time to time.

2.   GRANT OF LICENSE.

     2.1 To the extent permitted by law, and subject to the terms of this Agreement, and subject to all existing agreements of Rights Holders with third parties, Champ Car hereby grants to Limelight Media Group, and Limelight Media Group hereby accepts, the right, license, and privilege to use the Proprietary Subject Matter solely in connection with the sale, rental and distribution of Licensed Products solely in the Territory. Said License shall be exclusive. Limelight Media Group shall not sublicense any rights, license or privileges, nor sublicense the use of any proprietary subject matter granted under this agreement without Champ Car's prior consent, which consent shall not be unreasonably withheld. Limelight Media Group shall not, and nothing herein contained shall authorize Limelight Media Group to, use Proprietary Subject Matter on goods that it may manufacture, sell, or distribute other than the Licensed Products identified in this Agreement, even if such goods are similar to the Licensed Products identified herein.

     2.2 Limelight Media Group shall not use the Proprietary Subject Matter for any purpose other than as expressly herein defined.

3.   TERM.

     3.1 This Agreement shall remain in force and effect for thirty-six (36) months from the date first written above unless sooner terminated in accordance with the terms of this Agreement.

4. CONDITIONS TO USE OF PROPRIETARY SUBJECT MATTER AND ADDITIONAL OBLIGATIONS OF LIMELIGHT MEDIA GROUP.

     4.1 The license granted herein is for the use of Proprietary Subject Matter in the development, marketing, and sale of certain advertising space on Champ Car Themed Soft Zones as set forth in Section 2.1 of this Agreement.

5.   PROTECTION OF MARKS.

     5.1 All uses of the Proprietary Subject Matter in connection with Licensed Products shall inure to Champ Car's and the Rights Holders benefit. Limelight Media Group acknowledges Champ Car's and Rights Holder's right, title, and interest in and to the Proprietary Subject Matter and will not, either directly or indirectly, at any time do any act or thing contesting the validity of or any way injuring or discrediting any part of such right, title, or interest. Limelight Media Group shall assist Champ Car, to the extent necessary, in the procurement of any protection or to protect any of Champ Cars or Right Holder's rights in the Proprietary Subject Matter. Limelight Media Group shall provide Champ Car with whatever documentation or information requested by Champ Car for the purpose of registration of the Proprietary Subject Matter for the categories into which the Licensed Products fall. Champ Car shall provide whatever samples to Driver as Driver requires or Team as Team requires.

     5.2 Limelight Media Group shall promptly notify Champ Car, in writing, of any infringements or imitations by others of the Licensed Products and/or Proprietary Subject Matter of which it becomes aware. Champ Car shall have the sole right to determine whether any action shall be taken on account of such infringements of the Subject Matter on goods that it may manufacture, sell, rent or distribute other than the Licensed Products identified in this Agreement, even if such goods are similar to the Licensed Products identified herein.

     5.3 Limelight Media Group acknowledges that Champ Car prohibits Limelight Media Group and Limelight Media Group's suppliers, vendors, subcontractors and off-shore manufacturers from using Proprietary Subject Matter on any labels, packages, or in advertisement without specific written permission from Champ Car. Limelight Media Group agrees to notify its suppliers, vendors, subcontractors and off-shore manufacturers of Licensed Products of this prohibition. Limelight Media Group further agrees to use its best efforts to enforce these policies.

     5.5 All Licensed Products shall be manufactured, leased, sold, labeled, packaged, distributed, and advertised by Limelight Media Group in accordance with all applicable federal, state, and local laws, standards, and regulations and in the case of foreign countries, all local laws of each country.

     5.6 Limelight Media Group and its suppliers, vendors, subcontractors and off-shore manufacturers shall comply with all Champ Car and governmental customs regulations and policies.

     5.7 Limelight Media Group acknowledges that the manufacture, rental and sale by it of the Licensed Products shall not vest in Limelight Media Group any ownership rights whatsoever in Proprietary Subject Matter. Limelight Media Group shall not use any language or display the Proprietary Subject Matter in such a way as to create the impression that the Proprietary Subject Matter belongs to Limelight Media Group.

                                   ADDENDUM I
                                 CHAMP CAR MARKS

Champ Car Marks


[LOGO]CHAMP CAR

[LOGO]CHAMP CAR

[LOGO]CHAMP CAR


Series Marks

[SERVICE MARK]

[SERVICE MARK]

[SERVICE MARK]